NEWS RELEASE	Exhibit 99.1
Contact: Dollar Financial Corp
Financial Dynamics
Mark McCall/Julie Prozeller (212) 850-5600
FOR IMMEDIATE RELEASE
DOLLAR FINANCIAL CORP. ANNOUNCES CHANGES TO BOARD OF DIRECTORS
BERWYN, Pennsylvania, May 2, 2007 — Dollar Financial Corp. (NASDAQ: DLLR — News), a leading international financial services company serving under-banked consumers, today announced the appointments of two new board members — Clive Kahn, the former CEO of Travelex Limited, a foreign exchange business headquartered in the United Kingdom, and John Gavin, currently the Vice Chairman and the former Chief Executive Officer and President of DBM (Drake, Beam, Morin), an international career management and transitions management firm. In addition, the Company has accepted the resignations of Jonathan Seiffer, Jonathan Sokoloff and Michael Solomon from its board of directors. All board changes were effective April 30, 2007.
“On behalf of the Board of Directors, I am delighted to welcome Clive and John, two talented and highly qualified individuals,” said Jeffrey Weiss, Chairman and CEO of Dollar Financial Corp, “We look forward to benefiting from their expertise, experience and leadership in the future.”
“We are also grateful for the contributions of the three departing Board members,” continued Jeffrey Weiss, “On behalf of the Board and the Company, I would like to thank Jonathan, Michael and Jonathan for their many years of service and support, and their dedication to Dollar Financial.”
Clive Kahn, a chartered accountant, was CEO of Travelex Limited, where he worked to transform the Company from a small business into the global organization it is today. Originally in the role of Chief Financial Officer, Mr. Kahn was instrumental in the creation, development and implementation of the company’s strategy. He also led the design and evolution of the company’s management information and control systems, which were a critical enabler of its global expansion. In March 2005, Mr. Kahn led the sale of Travelex to funds advised by Apax Partners for an enterprise value in excess of $2.0 billion. He has since resigned from the Travelex organization in November 2006 after twenty-one years of service to the company. Previously Mr. Kahn practiced as a chartered accountant with the firm of BDO Stoy Hawyard.
John Gavin is currently serving as Vice Chairman, and was the Chief Executive Officer and President of DBM (Drake, Beam, Morin), an international career management and transitions management firm serving its clients worldwide with over 250 offices on five continents.

Before joining DBM in 2006, Mr. Gavin was President and Chief Operating Officer of Right Management Consultants, the leading global provider of integrated consulting solutions across the employment lifecycle. During his tenure, he guided the organization through significant growth and the assimilation of a number of acquisitions worldwide. Mr. Gavin had originally joined Right Management as Executive V.P. of Business Development in 1996. Previously, Mr. Gavin had a successful eighteen-year career at Andersen Worldwide, where he held various Practice Leadership and Partner responsibilities.
Mr. Seiffer, Mr. Sokoloff and Mr. Solomon have served on Dollar Financial’s board for several years. All three gentlemen are executives from Leonard Green Partners, L.P., a private equity investment firm headquartered in Los Angeles, and until recently an investor in the Company. In February 2007, Leonard Green Partners, L.P. sold its remaining holdings in Dollar Financial Corp.
About Dollar Financial Corp
Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document preparation services.
At March 31, 2007, the Company’s global store network consisted of 1,275 stores, including 890 company-operated financial services stores and 117 franchised We The People legal document processing locations in 30 states, the District of Columbia, Canada and the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.
Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: the Company’s future results, growth and operating strategy; the developing regulatory environment in Canada; the impact of future development strategy, new stores and acquisitions; and of the performance of new products and services. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, current and potential future litigation, the integration of acquired stores, the performance of new stores, the implementation and results of restructuring initiatives, the impact of recent debt refinancing and cross-currency swap transactions, and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the final prospectus from the Company’s follow-on public offering filed with the SEC on June 16, 2006 and its fiscal 2006 annual report on Form-10K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.